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                                                                  EXHIBIT (A)(2)





                            EMERGE INTERACTIVE, INC.
                  ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS





Name of Optionee:
                  ------------------------------------------------




Social Security Number (last 4 digits):
                                       ---------------------------


         I have received and read the letter to employees from Thomas L. Tippens dated June 29, 2001, as well as the Offer to Exchange Options to Purchase Common Stock Under Eligible Option Plans (the "Offer to Exchange") and the FAQ included therein. I understand that I must elect to cancel all options that were granted to me under the Amended and Restated eMerge Interactive, Inc. ("eMerge") 1999 Equity Compensation Plan from January 26, 2001 to July 27, 2001 (the "1999 plan"). In addition, I may elect to cancel any or all options that were granted to me under the Amended and Restated eMerge Interactive, Inc. 1996 Equity Compensation Plan or the 1999 plan before January 26, 2001. In return, eMerge will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the eMerge board of directors held more than six months after the date we cancel the options accepted for exchange, which is expected to be on or after February 4, 2002 (the "replacement grant date"), provided that I am still employed by eMerge on that date. The exercise price of the replacement options will be equal to the mean between the highest and lowest quoted selling prices of eMerge stock on the replacement grant date.

         I understand that the replacement options will be incentive stock options ("ISOs") to the extent permitted by the U.S. Internal Revenue Code, if the cancelled option was originally an ISO, except that the IRS limit will be re-measured as of the replacement grant date. The replacement options will be nonstatutory stock options ("NSOs") if the cancelled option was originally a NSO or to the extent the replacement options cannot qualify as ISOs. All of the other terms of the replacement options will be the same as the terms of the options being cancelled. The vesting schedule of the replacement options will be the same as the vesting schedule of the options being cancelled, based on the original vesting commencement date.

         I also understand that I will not be eligible to receive any other options until the replacement grant date.

         I RECOGNIZE THAT, UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE OFFER TO EXCHANGE, EMERGE MAY TERMINATE OR AMEND THE OFFER AND POSTPONE ITS ACCEPTANCE AND CANCELLATION OF ANY OPTIONS ELECTED FOR EXCHANGE. IN SUCH EVENT, I UNDERSTAND THAT THE OPTIONS ELECTED FOR EXCHANGE BUT NOT ACCEPTED WILL REMAIN IN EFFECT WITHOUT CHANGE.

         I have reviewed the list of my options that eMerge made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on July 30, 2001 if the Offer to Exchange is accepted by eMerge. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after July 27, 2001.



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I make the following election(s) with regard to my eligible option grants:

A.       Options Granted Between January 26, 2001 and July 27, 2001

         [ ] I hereby elect to cancel all of these options and no other options (partial elections are not permitted.)

B. Options Granted Between January 26, 2001 and July 27, 2001, plus Certain Options Granted Before January 26, 2001

         [ ] I hereby elect to cancel all options granted between January 26, 2001 and July 27, 2001, and in addition I hereby elect to cancel the following options granted before January 26, 2001 (please list only those options that you want to cancel):

                  1.    Option Granted on                       ,
                                          ---------------- -----  ----------
                  2.    Option Granted on                       ,
                                          ---------------- -----  ----------
                  3.    Option Granted on                       ,
                                          ---------------- -----  ----------
                  4.    Option Granted on                       ,
                                          ---------------- -----  ----------



      , 2001
------

                                    -----------------------------------
                                    Optionee's Signature


Participation Instructions:

Complete this form, sign it, and fax it to (561) 581-7130 or deliver it to Gina DeLoach, eMerge Interactive, Inc. 10305 102nd Terrace, Sebastian, FL 32958 as soon as possible, but in any event before 12:00 midnight on July 27, 2001. A properly signed paper copy of this Election Concerning Exchange of Stock Options must be delivered by hand delivery, regular external mail or facsimile. Delivery by e-mail will not be accepted. The method by which the Election Concerning Exchange of Stock Options is delivered is at the employee's option and risk, and the delivery will be deemed made only when actually received by eMerge. If the Election Concerning Exchange of Stock Options is delivered by regular external mail, eMerge recommends that registered mail with return receipt requested be used. In all cases, sufficient time should be allowed to ensure timely delivery.